Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165576

13,000,000 Shares of Voting Common Stock

PROSPECTUS

This prospectus relates to 13,000,000 shares of our voting common stock, par value $0.0001 per share (“common stock”) that may be offered for resale for the account of the selling stockholders identified under the caption “Selling Stockholders” on page 7 (the “shares”).  The shares have been or will be issued to the selling stockholders in connection with our acquisition on December 18, 2009 of certain assets and the assumption of certain liabilities of NOXA Holdings LLC, a Louisiana limited liability company formerly known as Axonn L.L.C., (“NOXA”).  The selling stockholders may sell these shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 9.

The shares covered by this prospectus include 7,057,827 currently outstanding shares of our common stock owned by the selling shareholders and up to an additional 5,942,173 shares of our common stock that may be issued in satisfaction of contingent earn-out obligations set forth in the definitive agreement (“purchase agreement”) pursuant to which we purchased certain assets and assumed certain liabilities of NOXA (the “acquisition”).

We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The NASDAQ Stock Market under the symbol “GSAT.”  On January 5, 2011, the closing sale price of our common stock on The NASDAQ Stock Market was $1.47 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves risks.  You should consider carefully the risks described in the “Risk Factors” section beginning on page 2 and under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Item 1A of subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock.  See “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2011.

TABLE OF CONTENTS

THE COMPANY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	7
PLAN OF DISTRIBUTION	9
LEGAL MATTERS	10
EXPERTS	10
WHERE YOU CAN FIND MORE INFORMATION	10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	10

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell or soliciting offers to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation.

You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

Unless the context requires otherwise, references to “we,” “us,” “our,” “Globalstar” and the “company” refer to Globalstar, Inc.

THE COMPANY

We are a leading provider of mobile voice and data communication services via satellite. Our communications platform extends telecommunications beyond the boundaries of terrestrial wireline and wireless telecommunications networks to serve our customers’ desire for connectivity. Using in-orbit satellites and ground stations, which we call gateways, we offer voice and data communications services to government agencies, businesses and other customers in over 120 countries.

Our executive offices are located at 300 Holiday Square Blvd., Covington, Louisiana 70433, and our telephone number is (985) 335-1500.

THE ACQUISITION

In December 2009, we acquired certain assets and assumed certain liabilities of NOXA, a provider of one way data Simplex products (e.g. Axtracker, MMT and SMARTONE), in exchange for $1.5 million in cash (subject to a working capital adjustment in accordance with the terms of the purchase agreement), and $5.5 million in shares of our  common stock. Of these amounts, $500,000 in cash was held in an escrow account to cover expenses related to the voluntary replacement of first production models of our second-generation SPOT satellite GPS messenger devices and warranty obligations related to other products. Additionally, 1,574,514 shares of stock are held in escrow to satisfy certain post-closing indemnification obligations of NOXA. In addition to the consideration paid to NOXA upon closing of the acquisition, we are also obligated to pay NOXA over a five-year earnout period the equivalent value of up to an additional approximately $10.8 million based on sales of existing and new products. Subject to certain stated exceptions reflected in the purchase agreement, we are obligated to satisfy these earnout payments principally in shares of common stock (not to exceed 10% of our pre-transaction outstanding common stock), and have the option to satisfy any remaining earnout payments in cash or, in our discretion, in additional shares of common stock after an aggregate of 13 million shares have been issued.  We also agreed to maintain the continuous effectiveness of any registration statement covering the shares until the earlier of: (1) one year after the expiration of the earnout period; (2) one year after such time as the maximum amount of earnout payments have been made under the purchase agreement; or (3) such time as all of the shares have been sold by the holders or all restrictive legends shall have been removed from the certificates representing the shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below together with the other information contained or incorporated by reference in this prospectus before you decide to buy our common stock. Any of these risks could materially adversely affect our business, financial condition or results of operations or the value of your investment.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks related to our business can be found in Item 1A of our Annual Report on Form 10-K  for the fiscal year ended December 31, 2009 and Item 1A of subsequently filed Quarterly Reports on Form 10-Q, which documents are incorporated by reference herein.

Risks Related to Our Common Stock

Failure to satisfy NASDAQ Global Select Market listing requirements may result in our common stock being removed from listing on the NASDAQ Global Select Market.

Our voting common stock is currently listed on the NASDAQ Global Select Market under the symbol “GSAT.” For continued inclusion on the NASDAQ Global Select Market, we must generally maintain, among other requirements, either (a) shareholders’ equity of at least $10 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $5 million; or (b) market capitalization of at least $50 million, a minimum closing bid price of $1.00 per share and a market value of our public float of at least $15 million. If we fail to meet the minimum closing bid price or the minimum market value standards described above for at least 30 consecutive trading days, our common stock could be at risk of being removed from listing on the NASDAQ Global Select Market. On September 29, 2009, NASDAQ informed us that our common stock was not in compliance with the minimum bid requirement and that we had a grace period of 180 days, or until March 29, 2010, to regain compliance. We regained compliance with NASDAQ’s Listing Rule 5450(a)(1) as of January 21, 2010; however, the stock price again fell below $1.00 on various dates and we may be subject to another notice from NASDAQ if we do not comply in the future. If our common stock were removed from listing on the NASDAQ Global Select Market, our common stock may be transferred to the NASDAQ Capital Market if we satisfy the listing criteria for the NASDAQ Capital Market, or trading of our common stock may be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the National Association of Securities Dealer’s “Electronic Bulletin Board.” Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock, which may make it more difficult for stockholders to dispose of, or to obtain accurate quotations for the price of, our common stock. Removal of our common stock from listing on the NASDAQ Global Select Market may also make it more difficult for us to raise capital through the sale of our securities.

In addition, due to the resignation of one of our directors, we are not currently in compliance with NASDAQ Listing Rule 5605, which requires that our audit committee be comprised of at least three independent directors, subject to a cure period. Our Board intends to appoint a new independent director to the Board and Audit Committee prior to the expiration of the cure period, which is the earlier of our next annual meeting or October 1, 2011. Our stock could be subject to delisting if we do not regain compliance prior to the expiration of the cure period.

If our common stock is not listed on a U.S. national stock exchange, such as NASDAQ, or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market, holders of our 5.75% Senior Convertible Notes and 8% Senior Unsecured Convertible Notes will have the option to require us to repurchase the notes, which we may not have sufficient financial resources to do. In addition, if our common stock is not listed on a U.S. national stock exchange, we will be obligated to make any earn-out payments for the Axonn acquisition in cash rather than common stock.

We do not expect to pay dividends on our voting common stock in the foreseeable future.

We do not expect to pay cash dividends on our common stock. The $586.3 million senior secured facility agreement we entered into with a syndicate of bank lenders on June 5, 2009 (the Facility Agreement) currently prohibits the payment of cash dividends. Any future dividend payments are within the discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.

The market price of our common stock is volatile and there is a limited market for our shares.

The trading price of our common stock is subject to wide fluctuations. Factors affecting the trading price of our common stock may include:

•	actual or anticipated variations in our operating results;
•	further failure in the performance of our current or future satellites or a delay in the launch of our second-generation satellites;
•
changes in financial estimates by research analysts, or any failure by us to meet or exceed any such estimates, or changes in the recommendations of any research analysts that elect to follow our common stock or the common stock of our competitors;

•	actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;
•	actual or anticipated changes in the regulatory environment affecting our industry;
•	actual or anticipated sales of common stock by our controlling stockholder or others;
•	changes in the market valuations of our industry peers; and
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Our stockholders may be unable to resell their shares of our common stock at or above the initial purchase price. Additionally, because we are a controlled company there is a limited market for our common stock and we cannot assure our stockholders that a trading market will develop further or be maintained.

Trading volume for our common stock historically has been low. Sales of significant amounts of shares of our common stock in the public market could lower the market price of our stock.

The future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our current stockholders. Following our Annual Meeting on September 23, 2009, we are authorized to issue 1.0 billion shares of common stock (135 million of which are designated as nonvoting), of which approximately 274.4 million shares of voting common stock and 16.8 million shares of nonvoting common stock were issued and outstanding as of December 31, 2009 and 708.8 million were available for future issuance. The potential issuance of such additional shares of common stock, whether directly or pursuant to any conversion right of any convertible securities, may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We have issued and may issue shares of preferred stock or debt securities with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Currently, there are 100 million shares of preferred stock authorized; one share of Series A Convertible Preferred Stock was issued and subsequently converted to shares of voting and nonvoting common stock during 2009. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

If persons engage in short sales of our common stock, the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. Further sales of common stock could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. Holders of our securities could, therefore, experience a decline in the value of their investment as a result of short sales of our common stock.

Provisions in our charter documents and credit agreement and provisions of Delaware law may discourage takeovers, which could affect the rights of holders of our common stock.

Provisions of Delaware law and our amended and restated certificate of incorporation, amended and restated bylaws and our Facility Agreement and indenture for our senior notes could hamper a third party’s acquisition of us or discourage a third party from attempting to acquire control of us. These provisions include:

•	the absence of cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;
•
the ability of our board of directors to issue preferred stock with voting rights or with rights senior to those of the common stock without any further vote or action by the holders of our common stock;

•	the division of our board of directors into three separate classes serving staggered three-year terms;
•
the ability of our stockholders, at such time when Thermo Capital Partners, LLC or its affiliates (“Thermo”) does not own a majority of our outstanding capital stock entitled to vote in the election of directors, to remove our directors only for cause and only by the vote of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors;

•	prohibitions, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, on our stockholders acting by written consent;
•	prohibitions on our stockholders calling special meetings of stockholders or filling vacancies on our board of directors;
•
the requirement, at such time when Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, that our stockholders must obtain a super-majority vote to amend or repeal our amended and restated certificate of incorporation or bylaws;

•
change of control provisions in our Facility Agreement, which provide that a change of control will constitute an event of default and, unless waived by the lenders, will result in the acceleration of the maturity of all indebtedness under the credit agreement;

•	change of control provisions relating to our 5.75% Notes and 8% Notes, which provide that a change of control will permit holders of the Notes to demand immediate repayment; and
•
change of control provisions in our 2006 Equity Incentive Plan, which provide that a change of control may accelerate the vesting of all outstanding stock options, stock appreciation rights and restricted stock.

We also are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. This provision does not apply to Thermo, which became our principal stockholder prior to our initial public offering.

These provisions also could make it more difficult for our stockholders to elect directors and take other corporate actions, and could limit the price that investors might be willing to pay in the future for shares of our common stock.

We are controlled by Thermo, whose interests may conflict with yours.

As of December 31, 2009, Thermo owned approximately 69.6% of our outstanding equity and 67.7% of our voting power. Additionally, Thermo owns warrants and 8.00% Notes that may be converted into or exercised for additional shares of common stock. Thermo is able to control the election of all of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transaction involving our sale.

We have depended substantially on Thermo to provide capital to finance our business. In 2006 and 2007, Thermo purchased an aggregate of $200 million of common stock at prices substantially above market. On December 17, 2007, Thermo assumed all of the obligations and was assigned all of the rights (other than indemnification rights) of the administrative agent and the lenders under our amended and restated credit agreement. To fulfill the conditions precedent to our Facility Agreement, in 2009, Thermo converted the loans outstanding under the credit agreement into equity and terminated the credit agreement. In addition, Thermo and its affiliates deposited $60.0 million in a contingent equity account to fulfill a condition precedent for borrowing under the Facility Agreement, purchased $11.4 million of our 8% Notes, and loaned us $25.0 million to fund our debt service reserve account under the Facility Agreement.

Thermo is controlled by James Monroe III, our chairman. Through Thermo, Mr. Monroe holds equity interests in, and serves as an executive officer or director of, a diverse group of privately-owned businesses not otherwise related to us. Although Mr. Monroe receives no compensation from us, he has advised us that he intends to devote whatever portion of his time is necessary to perform his duties as our chairman. We do reimburse Thermo and Mr. Monroe for certain expenses they incur in connection with our business.

The interests of Thermo may conflict with the interests of our other stockholders. Thermo may take actions it believes will benefit its equity investment in us or loans to us even though such actions might not be in your best interests as a holder of our common stock.

As a “controlled company,” as defined in the NASDAQ Marketplace Rules, we qualify for, and rely on, exemptions from certain corporate governance requirements.

Thermo owns common stock representing more than a majority of the voting power in election of our directors. As a result, we are considered a “controlled company” within the meaning of the corporate governance standards in the NASDAQ Listing Rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its board of directors consist of independent directors and the requirement that it have a compensation committee and a nominating/corporate governance committee that are composed entirely of independent directors. We have elected to be treated as a controlled company and thus utilize these exemptions. As a result, we do not have a majority of independent directors nor do we have compensation and nominating/corporate governance committees consisting entirely of independent directors. Accordingly, you do not have the same protection afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Our pre-emptive rights offering, which we may commence in the future, is not in strict compliance with the technical requirements of our prior certificate of incorporation.

Our certificate of incorporation as in effect when we entered into the irrevocable standby stock purchase agreement with Thermo in 2006 provided that stockholders who are accredited investors (as defined under the Securities Act of 1933) were entitled to pre-emptive rights with respect to the transaction with Thermo. We may offer our stockholders as of June 15, 2006 who are accredited investors the opportunity to participate in the transaction contemplated by the irrevocable standby stock purchase agreement with Thermo on a pro rata basis on substantially the same terms as Thermo. Some of our stockholders could allege that the offering does not comply fully with the terms of our prior certificate of incorporation. Although we believe any variance from the requirements of our former certificate of incorporation is immaterial and that we had valid reasons for delaying the pre-emptive rights offering until after our initial public offering, a court may not agree with our position if these stockholders allege that we have violated their pre-emptive rights. In that case, we cannot predict the type of remedy the court could award such stockholders.

The pre-emptive rights offering, which we are required to make to our existing stockholders, will be done on a registered basis, and may negatively affect the trading price of our stock.

Any pre-emptive rights offering will be made pursuant to a registration statement filed with, and potentially reviewed by, the SEC. After giving effect to waivers that we have already received, up to 785,328 shares of our common stock may be purchased if the pre-emptive rights offering is fully subscribed. Such shares may be purchased at approximately $16.17 per share, regardless of the trading price of our common stock. The nature of the pre-emptive rights offering may negatively affect the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, other than purely historical information, including, but not limited to, estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business, our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions.

Risks and uncertainties that could cause or contribute to such differences include, without limitation, those listed in “Risk Factors” or incorporated by reference in this prospectus.

Although we believe that the forward-looking statements contained or incorporated by reference in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

New risk factors emerge from time to time, and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

In connection with our acquisition of certain assets and our assumption of certain liabilities of NOXA, the selling stockholders acquired 6,298,058 shares of our common stock and may be issued up to an additional 6,701,942 shares of our common stock in earnout payments based on the sales performance of certain of our products during the five-year period following the closing of our acquisition of certain assets of NOXA, all of which is being offered by this prospectus.  See “The Acquisition.”  The following table sets forth, to our knowledge, certain information about the selling stockholders and their ownership of the shares as of January 4, 2011.

Because the selling stockholders may sell all, some or none of the shares of common stock they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering.  The information set forth in the following table regarding the beneficial ownership after the offering is based upon the hypothetical assumption that the selling stockholders will sell all of the shares of voting common stock owned by them and covered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the persons named below.  As of January 4, 2011, there were 290,682,693 shares of our voting common stock outstanding.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering				Number of Shares of Common Stock Being Offered(3)	Shares of Common Stock to be Beneficially Owned After Offering
	Number		Percentage			Number	Percentage

NOXA Holdings LLC(1)(2)	12,130,622	(3)	4.17	% (3)	12,130,622	0	*

Industrial Technology Ventures, L.P.(2)	774,953		*		774,953	0	*

Koerner Capital, L.L.C.(2)	94,425		*		94,425	0	*

*	Less than 1%

(1)  Based on current circumstances, NOXA intends to distribute any common stock currently held or received pursuant to the earnout to its members subject to the terms, conditions and limitations specified in its operating agreement.  At January 4, 2011, the names of the members who may be entitled to receive these shares (and each of whom will be a selling stockholder) are: Industrial Technology Ventures, LP, Sanconix, Inc., CTTV Investments, LLC, Koerner Capital, L.L.C., Cordova Intellimedia Ventures, LP, Louisiana Economic Development Corporation, Gary P. Arnold, Thomas B. Hoyt, John J. Driscoll and Robert E. Dupuis.  After issuance, all shares which may hereafter be issued under the purchase agreement to NOXA or its successors in interest identified above, up to 13,000,000 shares in total may be offered for sale by the selling stockholders under this prospectus.

(2)  Pursuant to contractual obligations, no shares of common stock issued pursuant to the purchase agreement can be sold until December 18, 2010.  In addition, certain members of NOXA, including Industrial Technology Ventures, L.P. and Koerner Capital, L.L.C., who receive the shares will be subject to sales volume limits until the earlier of each person’s respective holdings are under 1% of the outstanding stock or December 18, 2012.

(3)  Includes 5,942,173 shares that may be issued in the future under the earnout obligations.  See “The Acquisition.” Also includes 1,574,514 shares that are being held in escrow against potential claims in connection with our acquisition of certain assets and the assumption of certain liabilities of NOXA.  Some, all or none of the shares held in escrow may be returned to us.

No selling stockholder has held any position or office with, or has otherwise had a material relationship with, us or any of our predecessors or affiliates within the past three years other than, with respect to NOXA, as a party to the purchase agreement for the December 2009 acquisition with us, and prior to the acquisition, as a supplier of our SPOT satellite GPS messenger products.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer.  Each selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	over-the-counter distribution in accordance with the rules of The NASDAQ Stock Market;

•	in privately negotiated transactions;

•	short sales; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the shares, a selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with a selling stockholder.  A selling stockholder also may sell the common stock short and redeliver the shares to close out such short positions.  A selling stockholder also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of shares offered by this prospectus, which shares the broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  A selling stockholder may pledge shares to broker-dealers or other financial institutions, and, upon a default, a broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by a selling stockholder may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from a selling stockholder in amounts to be negotiated prior to the sale.

In offering the shares covered by this prospectus, a selling stockholder and any broker-dealers who execute sales for a selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by a selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

            The validity of the shares offered by this prospectus has been passed upon for Globalstar by Taft Stettinius & Hollister LLP, Cincinnati, Ohio.

EXPERTS

            Our consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and our effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Crowe Horwath LLP (f/k/a Crowe Chizek and Company LLP), an independent registered public accounting firm, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy the Registration Statement, of which this prospectus is a part, including any exhibits filed with it, and all other reports or other information we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains a Website at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our website at http://www.globalstar.com. However, any information that is included on or linked to our website is not a part of or incorporated by reference into this prospectus.

This prospectus is part of a Registration Statement that we filed with the SEC.  The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits.  You may obtain a copy of the Registration Statement from the SEC address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

We incorporate by reference our documents listed below (File No. 001-33117) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the sale of all the shares covered by his prospectus (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K and any related exhibits). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

•	Annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 12, 2010, and as amended by Current Report on Form 8-K, as filed with the SEC on June 17, 2010;

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Quarterly reports on Form 10-Qs for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC on May 7, 2010, August 6, 2010 and November 9, 2010 (as amended November 10, 2010), respectively;

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Current reports on Form 8-K, as filed with the SEC on February 12, 2010, March 11, 2010, March 18, 2010, May 6, 2010, May 26, 2010, June 4, 2010, June 17, 2010, July 13, 2010, August 5, 2010, September 27, 2010, October 20, 2010, November 5, 2010, November 8, 2010 and January 7, 2011; and

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The description of our capital stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 2006, and any amendment or report filed thereafter for the purpose of updating such information.

You may request a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Globalstar, Inc.
Attention: Investor Relations
300 Holiday Square Blvd.
Covington, LA 70433
(985) 335-1500